EXHIBIT 2.02

Press Release	Source: Encore Clean Energy

Encore Clean Energy Discontinues Advertising Operations.

Vancouver, BC, Canada - April 21, 2006. -- Encore Clean Energy, Inc (OTC Bulletin Board: ECLN - News), announces that effective Wednesday April 19, 2006, the Company has discontinued the operations of its wholly owned Canadian subsidiary Ignite Communications Ltd.

These operations were discontinued due to ongoing unsustainable losses in the Ignite advertising business and our desire to focus the Company’s attention solely on developing our Clean Energy Research, Development, Sales and Marketing programs.

The Ignite related assets will be sold or written off and to the extent possible, used toward the payment of Ignite related liabilities, including those related to the discontinuation of the Ignite operations. Since a substantial portion of both the assets and liabilities reported in the Company’s Consolidated Balance Sheet for the period ended September 30, 2005 relate to the Ignite operations, it is anticipated that both the assets and liabilities of the Company will be reduced significantly as a result of this discontinuation of operations.

In light of the discontinuation of the Ignite operations, the issuance of the Company’s financial statements for 2005 and the first quarter of 2006 will be delayed. It is not certain when final statements will be completed and available for filing with the Securities and Exchange Commission.

About Encore Clean Energy Inc. http://www.encorecleanenergy.com

Encore Clean Energy intends to leverage ownership of and license rights in clean energy technologies to form valuable partnerships with local industrial leaders best positioned to market, sell and profit from the benefits of its clean energy-generating products under development. Encore Clean Energy has been focusing its corporate efforts on product development of clean and renewable energy technologies, which the Company has been researching, developing, prototyping and testing.

This release contains forward-looking statements that are based on the beliefs of Encore's management and reflect Encore’s current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. When used in this release, the words "estimate, "project”, "believe”, "anticipate”, "intend”, "expect”, "plan”, "predict”, "may", "should", "will", “can”, the negative of these words, or such other variations thereon, or comparable terminology, are all intended to identify forward-looking statements. Such statements reflect the current views of Encore with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including, but not limited to, risks and uncertainties pertaining to development of Encore’s technologies, products and services, the actual cost and performance of such technologies and products, the markets for such products and services, the timing and level of customer orders, competitive products and service, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance, or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements.

Contact:

Encore Clean Energy Ltd
Dan Hunter, CEO
604-215-2500
info@encorecleanenergy.com